Exhibit 99.1

Press Release

American Superconductor Reports First Quarter

Fiscal 2007 Financial Results

•	AMSC Wires Secures Orders for 9,960 Meters of 344 Superconductors to be Shipped in Fiscal 2007; Manufacturing Scale-up of 344 Superconductors Ahead of Schedule

•	Power Electronic Systems Revenue Forecast Revised Upwards to 50% Growth Year-Over-Year; Wind Energy Market Continues to Drive Sales Growth

•	SuperMachines™ on Track With World’s First Superconductor Propulsion Motor for U.S. Navy and First Commercial SuperVAR® Systems for Power Grid Reliability

WESTBOROUGH, Mass., August 8, 2006 – American Superconductor Corporation (NASDAQ: AMSC), a leading energy technologies company, today reported financial results for its fiscal first quarter ended June 30, 2006.

Revenues for the first quarter of fiscal 2007 were $14.0 million, and the net loss was $6.7 million, or $0.20 per share. This net loss includes approximately $800,000 of stock-based compensation expense, including stock option expenses for the first time in connection with the company’s adoption of FAS 123(R) on April 1, 2006. This compares with approximately $100,000 of stock-based compensation expense in the first quarter of the prior fiscal year. Revenues for the first quarter of the previous fiscal year were $12.2 million and the net loss was $5.6 million, or $0.17 per share.

The company ended the first quarter of fiscal 2007 with no debt and $55.4 million in cash, cash equivalents and short-term investments compared with $65.7 million on March 31, 2006. The company expects its cash burn will be reduced significantly in the second half of fiscal 2007 and remains firmly on track to achieve its objective to exit fiscal year 2007 with at least $38 million in cash, cash equivalents and short-term investments.

AMSC™ booked $28.2 million in new orders and contracts during the quarter ended June 30, 2006, compared to $2.4 million of new orders in the prior-year quarter. The company’s total backlog of orders and contracts as of June 30, 2006 was $37.1 million, compared with $23.8 million on March 31, 2006.

“Power Electronic Systems generated $12.1 million of new orders in the first quarter – a record for this business unit,” said Greg Yurek, chief executive officer. “Additional orders were received in July, enabling us to revise our forecasted revenues for Power Electronic Systems upward from our previous target of 35% growth year-over-year. We now forecast 50% year-over-year revenue growth for this business unit in fiscal 2007. Demand for power electronic solutions for wind farms has been a key contributor to this growth, a trend that we see continuing. In addition, we believe an increasing amount of orders from electric utilities to enhance power grid throughput and reliability will be a key additional contributor to revenue growth in our next fiscal year.”

The company said its SuperMachines business unit has made tremendous progress in the manufacture of the 36.5-megawatt HTS ship propulsion motor for the U.S. Navy, and that it expected all components for the motor to be delivered to a Northrop Grumman assembly and test facility in Philadelphia by the end of August, with factory testing to be underway by the end of September. “Operation of this motor will be another ‘world’s first’ and is very important in positioning superconductor motors as the propulsion system of choice for U.S. Navy ships,” said Yurek. “Not only will these HTS propulsion motors be smaller, lighter and more efficient than copper and permanent magnet motors of the same rating, we also expect them to be less costly than the competing products.”

AMSC recently announced substantial progress in the development and manufacturing scale-up of its 344 superconductors, the company’s brand name for second generation (2G) high temperature superconductor

(HTS) wire. The AMSC Wires business unit now has orders for 9,960 meters of 344 superconductors for shipment in fiscal 2007. “Having essentially achieved its objective to book orders for shipment of 10,000 meters of 344 superconductors in fiscal 2007, the AMSC Wires sales force is now focused on building backlog for shipment of 344 superconductors for next fiscal year,” Yurek said.

“Perhaps our greatest technical and manufacturing engineering achievement so far this year has been the manufacture for the first time of 344 superconductors with commercial-grade electrical performance in long lengths made by a low-cost, high-volume manufacturing process. This is a breakthrough in electricity that paves the way to superconductor solutions for increased power grid throughput and reliability and puts us ahead of our development schedule for this product,” Yurek said. “Demand for electricity around the world has never been higher, and it is expected to continue to increase to support economic growth in the U.S. and in emerging markets around the world. Recent blackouts in the U.S. have highlighted the need to continue to strengthen power transmission and distribution grids to meet this growing demand under all conditions, including during heat waves. I believe our 344 superconductors will be a core part of the solutions that are utilized to strengthen power grids around the world.”

KEY BENCHMARKS FOR FISCAL 2007 CONFIRMED AND UPDATED

The company expects to achieve the following key benchmarks, which it first published in February 2006, by March 31, 2007:

•	Secure additional orders for AMSC’s power electronics solutions (based on D-VAR® and PowerModule™ systems) to increase the amount of wind-generated electricity served by AMSC’s products by 100% to 2 billion watts (2 gigawatts) of zero-emission electricity;

•	Revised Upward: Grow Power Electronics Systems revenues by approximately 50% in fiscal 2007 and achieve profitability in that business unit;

•	Ship the world’s first commercial SuperVAR synchronous condenser to TVA in December 2006; ship the second commercial SuperVAR system to TVA by March 31, 2007;

•	Secure additional new orders for SuperVAR systems for grid reliability applications;

•	By March 31, 2007, install, commission and qualify 70% of all full-scale manufacturing equipment needed to achieve a manufacturing capacity of 720,000 meters per year of the company’s 2G HTS wire known as 344 superconductors, the latter rate to be achieved in December 2007;

•	Sell over 10,000 meters of 344 superconductors (2G HTS wire) to customers in fiscal 2007, continuing to drive the migration from 1G to 2G HTS wire in the global marketplace;

•	Install and operate the world’s first transmission voltage HTS power cable in the grid of Long Island Power Authority;

•	Obtain a new, large-scale HTS cable project under a contract with the U.S. Department of Energy as authorized by the Energy Policy Act of 2005;

•	Secure the company’s first contract for a cable project that utilizes 344 superconductors;

•	Demonstrate the operation of the world’s first fault current limiter prototype based on 344 superconductors;

•	Ship the world’s first 36.5-MW HTS ship propulsion prototype motor to the U.S. Navy;

•	Secure the first in a series of new U.S. Navy contracts for the design and manufacture of a militarized 36.5-MW HTS ship propulsion motor;

•	Establish a strategic business alliance for non-U.S. Navy and commercial marine applications of HTS ship propulsion motors and generators.

CONFERENCE CALL REMINDER

In conjunction with this announcement, AMSC management will participate in a conference call with investors beginning at 11:00 a.m. ET today to discuss the company’s results and its business outlook. Those who wish to listen to the live conference call webcast should visit the “Investors” section of the company’s website at www.amsuper.com/investors. The live call also can be accessed by dialing +1-913-312-1265 and using conference ID 3913743. A telephonic playback of the call will be available from 2:00 p.m. ET on August 8, 2006 through midnight ET on August 14, 2006. Please call +1-719-457-0820 and refer to conference ID 3913743 to access the playback.

Results Report for First Quarter Fiscal 2007

Selected Statement of Operations Data

	Three Months ended June 30,
	2006	2005
Revenues
By business segment:
AMSC Wires	$1,262,146	$2,928,144
SuperMachines	9,235,274	6,001,958
Power Electronic Systems	3,548,033	3,271,565

Total revenues	14,045,453	12,201,667

Operating loss:
By business segment:

AMSC Wires	(4,416,992)	(4,637,687)
SuperMachines	(1,103,280)	(64,292)
Power Electronic Systems	(710,637)	(1,037,453)
Unallocated corporate expenses	(1,207,354)	(609,792)

Operating loss	(7,438,263)	(6,349,224)

Interest and other income, net	714,819	710,788

Net loss	$(6,723,444)	$(5,638,436)

Net loss per share – Basic & Diluted	$(0.20)	$(0.17)

Weighted average shares outstanding	32,804,690	32,730,785

Note: Unallocated corporate expenses include $780,238 and $127,428 of stock-based compensation expense for the three months ended June 30, 2006 and June 30, 2005, respectively.

Selected Balance Sheet Data

	June 30, 2006	March 31, 2006
Cash, cash equivalents and marketable securities	$55,392,992	$65,668,605
Selected current assets:
Accounts receivable, net	15,986,989	9,014,035
Inventory	7,815,522	9,006,034

Property, plant and equipment	92,623,990	90,014,466
Less: accumulated depreciation	(45,956,396)	(45,234,899)

Property, plant and equipment, net	$46,667,594	$44,779,567

Total assets	$130,928,228	$133,470,462

Accounts payable & accrued expenses	$17,702,695	$16,498,373
Deferred revenue	$3,532,828	$1,872,126

Stockholders’ equity	$109,692,705	$115,099,963

About American Superconductor Corporation (NASDAQ: AMSC)

AMSC is the world’s principal vendor of high temperature superconductor (HTS) wire and large rotating superconductor machinery, and it is a world-leading supplier of dynamic reactive power grid stabilization products. AMSC’s HTS wire and power electronic converters are at the core of a broad range of new electricity transmission and distribution, transportation, medical and industrial processing applications, including dynamic reactive power grid stabilization solutions, large ship propulsion motors and generators, smart, controllable, superconductor power cables and advanced defense systems. The company’s products are supported by hundreds of patents and licenses covering technologies fundamental to Revolutionizing the Way the World Uses Electricity™. More information is available at www.amsuper.com.

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American Superconductor and design, AMSC, POWERED BY AMSC, and Revolutionizing the Way the World Uses Electricity are trademarks of and SuperVAR and D-VAR are registered trademarks of American Superconductor Corporation. All other trademarks are the property of their respective owners.

Any statements in this release about future expectations, plans and prospects for the company, including forecasted results for fiscal 2007 and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. There are a number of important factors that could cause actual results to differ materially from those indicated by such forward-looking statements. Such factors include: uncertainties regarding the company’s ability to obtain anticipated funding from corporate and government contracts, to successfully develop, manufacture and market commercial products, and to secure anticipated orders; the risk that a robust market may not develop for the company’s products; the risk that strategic alliances and other contracts may be terminated; the risk that certain technologies utilized by the company will infringe intellectual property rights of others; the competition encountered by the company. Reference is made to these and other factors discussed in the “Risk Factors” section of the company’s most recent quarterly or annual report filed with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the company’s views as of the date of this release. While the company anticipates that subsequent events and developments may cause the company’s views to change, the company specifically disclaims any obligation to update these forward-looking statements. These forward-looking statements should not be relied upon as representing the company’s views as of any date subsequent to the date this press release is issued.

Contact Information

Investors	Jason Fredette American Superconductor	508-621-4177 investor@amsuper.com
Media	Rick Sheehy American Superconductor	508-621-4454 news@amsuper.com